Exhibit 23.C
Consent of Chief Mining Engineer
I hereby consent to the reference to and use of my reserves evaluation report dated January 31, 2006 by Shell Canada Limited (the “Corporation”) in its annual report on Form 40-F and Annual Information Form, each dated March 10, 2006, with respect to the Corporation’s reserves data and related information for the year ended December 31, 2005.
/s/ Allen G. Vanderputten
Allen G. Vanderputten
Chief Mining Engineer
January 31, 2006